Exhibit 10.21

June 9, 2014

By Hand

Ms. Lynda Markoe

Dear Lynda:

In recognition of your prior and continued service as Executive Vice President, Human Resources for J. Crew Group, Inc. and its operating subsidiaries (collectively, the “Company”), we would like to make you eligible for a special discretionary long term incentive bonus pursuant to the terms and conditions set forth in this letter agreement (the “Agreement”).

1.Long Term Incentive Bonus.

Provided you remain continuously and actively employed and in good standing with the Company through the applicable payment date, you will be entitled to receive the sum of $125,000.00, less any applicable and required withholdings, on or about June 10, 2014, (the “First Cash Incentive”) and the sum of $125,000.00, less any applicable and required withholdings, payable on or about June 1, 2015 (“the Second Cash Incentive”).

Notwithstanding the foregoing, if you are terminated for “cause” (defined below) or resign from your employment for any reason:

a)	on or before May 31, 2015, you agree to immediately repay the Company the full gross amount of the First Cash Incentive; or,
b)	on or before May 31, 2016, you agree to immediately repay the Company the full gross amount of the Second Cash Incentive.

For purposes of this Agreement, “cause” shall mean, without limitation, unsatisfactory job performance, failure to comply with the Company’s policies and handbook, including but not limited to the Code of Ethics and Business Practices;  indictment, conviction or admission of any crime involving dishonesty or moral turpitude; participation in any act of misconduct, insubordination or fraud against the Company; use of alcohol or drugs which interferes with your performance of your duties or compromises the integrity or reputation of the Company; and excessive absences from work other than as a result of disability.

In the event that you fail to reimburse the Company fully for the applicable amount described in the preceding sections, in addition to any other legal or equitable remedies available to the Company, the Company shall be entitled to offset, in accordance with (and to the extent permitted by) Section 409A of the Internal Revenue Code of 1986, as amended, the amounts owed by you to the Company pursuant to this Agreement against any amounts otherwise payable by the Company to you.

2.   Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company with respect to the First and Second Cash Incentives. This agreement is limited to the terms herein and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes.

(b)If any provision of this agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions.  Moreover, if any one or more of the provisions contained in this agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

(c) The terms of this agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the state of New York.

(d)If any provision of this agreement (or any award of compensation or benefits provided under this agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code.

(Signatures on following page)

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If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Jill Gold

Jill Gold

SVP – Compensation, Benefits & HRIS

Agreed to and Accepted:

/s/ Lynda Markoe
Name: Lynda Markoe

Date: July 11, 2014

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